Woodward Receives Arbitration Ruling

FORT COLLINS, CO -- 05/03/2007 -- On April 30, 2007, Woodward Governor Company (NASDAQ: WGOV) was notified of an adverse arbitration ruling on a matter that was initiated by the company and outstanding since 2002.

As a result of the ruling, Woodward has incurred a loss of approximately $4 million, including expenses related to the arbitration finding. After variable compensation impacts and appropriate tax effects, the after-tax impact is a reduction in previously reported net earnings of approximately $1.8 million or $0.05 per diluted share.

These items are required to be reflected in the statement of earnings in our 2007 second fiscal quarter report on Form 10-Q. They were not reflected in the company's earnings release on April 23, 2007, as the findings of the arbitration panel were not known at that time.

The company recently has incurred and expensed legal and other professional fees of as much as $2.0 million per quarter in relation to the above matter and the recently settled EEOC class action. With the finalization of both issues, associated fees will no longer be incurred.

Concurrent with this release, Woodward reaffirms its fiscal 2007 sales and earnings guidance provided in the April 23, 2007 earnings release and investor conference call.

About Woodward

Woodward is the world's largest independent designer, manufacturer, and service provider of energy control solutions for aircraft engines, industrial engines and turbines, and power generation and mobile industrial equipment. The company's innovative control, fuel delivery, and combustion systems help customers worldwide operate cleaner, more reliable, and cost effective equipment. Woodward is headquartered in Fort Collins, Colorado, USA and serves global markets in aerospace, power generation, transportation, and process industries. Visit our website at www.woodward.com.

The statements in this release concerning the company's future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2006 and Form 10-Q for the quarters ended December 31, 2006 and March 31, 2007. Woodward's Form 10-Q for the quarter ended March 31, 2007 will be filed by early May 2007.

CONTACT:
Robert F. Weber, Jr.
Chief Financial Officer, Corporate Secretary, and Treasurer
970-498-3112

Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058